May 5, 2005

Mr. Norman Axelrod c/o Linens ’n Things, Inc. 6 Brighton Road Clifton, NJ 07015

Re:     Split Dollar Agreement/ Defined Contribution SERP

Dear Norman:

     Pursuant to your Employment Agreement dated as of October 11, 2000 and as amended through November 29, 2004 (“Employment Agreement”), the Company has at all times been required by the terms of the Employment Agreement to maintain (i) your Supplemental Executive Retirement Plan effective as of July 1, 1999 (“SERP”) and (ii) your Split Dollar Agreement dated as of December 20, 1999 (“Split Dollar Agreement”). Under the terms of your Employment Agreement the Company also has agreed to “satisfy its obligations to Executive under the SERP and the Split Dollar Agreement.” In addition, under the Split Dollar Agreement the Company agreed to continue to make all premium payments under the Split Dollar Agreement “on or before the due date of each premium payment” for the applicable life insurance policy which is the subject of the Split Dollar Agreement (policy no. N056077170).

     Due to the limitations imposed by the Sarbanes-Oxley Act, the Company has not been able to make any of the required premium payments under the Split Dollar Agreement beginning with the premium payment due in 2003 and, as a result, the policies on your life existing under the Split Dollar Agreement are currently frozen.

     Section 8 of your Employment Agreement, as amended in 2004, acknowledged the restriction imposed by the Sarbanes-Oxley Act on the Company continuing to make its required premium payments under the Split Dollar Agreement, beginning with the premium payment due on or about July 2003, and also acknowledged that, as a result of such limitation, the Company was pursuing an arrangement which was to provide “equivalent economic value” to you “reasonably acceptable to the parties, with the Company acknowledging its obligation to provide such equivalent economic value” to you.

     The Company, with the assistance of AON, has now implemented an additional plan which is in the form of a defined contribution supplemental executive retirement plan (“DC-SERP”) and which has been added to the existing supplemental retirement program. The goal was that the existing defined benefit supplemental executive retirement plan, which has been amended effective as of January 1, 2005 to, among other things, adjust the Appendix B reduction amount table (as amended, the “SERP”), the frozen Split Dollar Agreement and the new DC-SERP now constitute the modified SERP program.

Accordingly, the following is agreed to effective as of the January 1, 2005 effective date of the SERP:

     1.     Section 8 of the Employment Agreement is amended to provide in its entirety as follows:

“8. Supplemental Executive Retirement Plan; Split Dollar Agreement.
The Company hereby ratifies and confirms the terms of Executive’s
Supplemental Executive Retirement Plan effective as of July 1, 1999 and as amended through January 1, 2005 (“SERP”), Executive’s Split Dollar Agreement
with the Company dated as of December 20, 1999 (“Split Dollar Agreement”) and
Executive’s Defined Contribution Plan effective as of July 1, 2004 (“DC-SERP”), each of which is incorporated herein by reference, and the Company hereby agrees to satisfy its obligations to Executive under the SERP, the Split Dollar
Agreement and the DC-SERP, provided however, that due to limitations imposed by the Sarbanes-Oxley Act of 2002, the Company has been legally unable to continue to make its required annual premium payment under the Split Dollar
Agreement beginning with the premium payment due in or about July 2003 and provided further, that the Company is now making annual premium payments
(beginning July 2004 and continuing each year up to and including the scheduled annual premium payment for 2009) in the amount of $2,611,161 on the life insurance policies owned and maintained by the Company in connection with the
DC-SERP (policy nos. I0045640 and N056205610).”

     2.     Section 3(a) of the Employment Agreement is amended by replacing the phrase “(but not the SERP (as defined herein) and not the Split Dollar Agreement (as defined herein) or its equivalent pursuant to Section 8)” with “(including the SERP (as defined herein), the Split Dollar Agreement (as defined herein) and the DC-SERP (as hereinafter defined), provided that for purposes of the SERP Executive will, upon electing to go into such non-officer position, not accrue additional service credit and the Company will continue to make its annual premium payments under the DC-SERP in accordance with Section 8)”.

     3.     Section 7(a) of the Employment Agreement is amended by replacing the phrase “its equivalent in accordance with Section 8” with “the DC-SERP (in accordance with Section 3(a) above)”.

        4.     Section 11(a)(viii) of the Employment Agreement, in connection with a Termination Due to Death, is amended by adding the phrase “and the DC-SERP” after “SERP and the Split Dollar Agreement”.

        5.     Section 11(b)(iii)(D) of the Employment Agreement, in connection with a Termination by the Company for Cause, is amended by adding the phrase “and the DC-SERP” after “SERP and the Split Dollar Agreement”.

        6.     Section 11(c)(xi) of the Employment Agreement, in connection with a Termination Without Cause or Constructive Termination Without Cause Prior to a Change in Control, is amended by replacing it with the following:

“(xi) 24 months of additional service credit for purposes of determining the amount Executive’s accrued benefits under the SERP, and immediate vesting of any such benefits; and for purposes of Appendix B of the SERP age at termination of employment will be the actual age upon such cessation of employment;”
Section 11(c)(xii) is deleted in its entirety; and Section 11(c)(xiii) of the Employment Agreement is amended by replacing the phrase “(or its equivalent under Section 8)” with “and the DC-SERP”.

        7.     Section 11(e)(xi) of the Employment Agreement, in connection with a Termination Without Cause, Constructive Termination Without Cause or Voluntary Termination Following a Change in Control, is amended by replacing it with the following:

““(xi) 36 months of additional service credit for purposes of determining the amount Executive’s accrued benefits under the SERP, and immediate vesting of any such benefits; and for purposes of Appendix B of the SERP age at termination of employment will be the actual age upon such cessation of employment;”

Section 11(e)(xii) is deleted in its entirety; and Section 11(e)(xiii) of the Employment Agreement is amended by replacing the phrase “(or its equivalent)” with “and the DC-SERP”.

     8.     Section 11(f)(ix) of the Employment Agreement, in connection with Retirement, is amended by replacing the phrase “(or its equivalent)” with “and the DC-SERP”.

     9.     The “Defined Terms” in the Split Dollar Agreement will be deemed to reference the provisions in the Employment Agreement as follows: Approved Early Retirement and Normal Retirement are now references to “Retirement”; and constructive termination includes a termination by Employee in the sixty day period beginning six months following a Change in Control as set forth in his Employment Agreement; and Employment Agreement is intended to reference your Employment Agreement dated October 11, 2000 as amended through the date hereof, and the references to Sections 10 and 12 of your prior Employment Agreement are now references to Sections 11 and 14 of the Employment Agreement.

        Please confirm your acknowledgement and agreement with the above by executing a copy of this letter and delivering it to the Company.

Very truly yours,

LINENS 'N THINGS, INC.

By:	/s/ Brian D. Silva

Brian D. Silva
Senior Vice President of Human
Services, Administration and
Corporate Secretary

NORMAN AXELROD

/s/ Norman Axelrod

Dated: June 21, 2005